Contact: Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations
678-518-3278

Neenah Changes Annual Stockholders’ Meeting
to Virtual Only Format

ALPHARETTA, GEORGIA. May 5, 2020 - Neenah, Inc. (NYSE: NP) announced today that due to safety concerns from the coronavirus (COVID-19) pandemic and related regulatory restrictions on non-essential activities, that the Company’s 2020 annual meeting of stockholders has been changed to a virtual only format. The meeting will be held at the previously announced date and time of Thursday, May 21, 2020 at 2:00 p.m. (Eastern).

Common stockholders of record as of the close of business on March 27, 2020 can attend the virtual meeting via the internet and access the live audio webcast at www.virtualshareholdermeeting.com/NP2020 and will need to enter the 16-digit control number found on their proxy card. If shares were not voted in advance, stockholders will be able to vote their shares electronically and submit questions during the virtual meeting. The web site will be live on May 7, although voting and other functionality will not be available until the time of the meeting.

Whether or not you plan to attend the virtual meeting, all stockholders are encouraged to vote in advance by using one of the methods described in our proxy materials. Information can also be found under the Investor Relations section on our web site, www.neenah.com.

About Neenah
Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.